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Exhibit 21.1

LIST OF SUBSIDIARIES

Name of Subsidiary	State of Organization
Crosstex Operating GP, LLC	Delaware
Crosstex Energy Services GP, LLC	Delaware
Crosstex Energy Services, L.P.	Delaware
Crosstex Energy Finance Corporation	Delaware
Crosstex Gulf Coast Marketing Ltd.	Texas
Crosstex CCNG Processing Ltd.	Texas
Crosstex Louisiana Energy, L.P.	Delaware
Crosstex Louisiana Gathering, LLC	Louisiana
Crosstex LIG, LLC	Louisiana
Crosstex Tuscaloosa, LLC	Louisiana
Crosstex LIG Liquids, LLC	Louisiana
Crosstex DC Gathering Company, J.V.	Texas
Crosstex North Texas Pipeline, L.P.	Texas
Crosstex North Texas Gathering, L.P.	Texas
Crosstex Processing Services, LLC	Delaware
Crosstex Pelican, LLC	Delaware
Crosstex NGL Marketing, L.P.	Texas
Crosstex NGL Pipeline, L.P.	Texas
Sabine Pass Plant Facility Joint Venture	Texas
Crosstex Permian, LLC	Texas
Crosstex Permian II, LLC	Texas

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  Exhibit 21.1
LIST OF SUBSIDIARIES